Exhibit 99.1

Contact:

Provectus Pharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

PROVECTUS TYPE C MEETING WITH FDA ONCOLOGY DIVISION HELD DECEMBER 16, 2013

OFFICIAL MINUTES EXPECTED BY JANUARY 15, 2014

KNOXVILLE, TN, December 18, 2013 — Provectus Pharmaceuticals, Inc. (OTCQB: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, today announced that it held a Type C meeting with the FDA’s Division of Oncology Products 2 on December 16, 2013. The purpose of the meeting was to determine which of the available paths that Provectus’ novel oncology drug PV-10 will take in pursuit of FDA approval and commercialization.

Under FDA rules, the agency should issue official minutes to the Company within 30 days after such a meeting; in this case by January 15, 2014. The minutes will clarify the available regulatory paths and, therefore, allow the Company to better estimate a time-line to commercialization of PV-10.

Chief Executive Officer Craig Dees, Ph.D., said, “This meeting with the FDA is a significant step forward in establishing a pathway to initial U.S. approval of PV-10 for the treatment of melanoma. There are different possible routes to approval of PV-10 such as a breakthrough therapy designation or accelerated approval, and each of these has different requirements and time lines. I appreciate that our shareholders are eager to receive as much information as possible, and while there is nothing more the Company can add until it has received the official meeting minutes, we wanted to provide this interim update. In addition, our discussions with several potential international licensing partners are not affected in any way.”

About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

Contact:

Provectus Pharmaceuticals, Inc.

Peter R. Culpepper, CFO, COO, 866-594-5999 #30

or

Porter, LeVay & Rose, Inc.

Marlon Nurse, DM, SVP - Investor Relations

Phone: 212-564-4700

Bill Gordon, - Media Relations

Phone: 212-724-6312